Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the Third Quarter Ended September 30, 2017

•	U.S. GAAP EPS of $0.17 per share, down (39.3)% from Q3 2016; U.S. GAAP earnings of $18.7 million, down (45.0)%

•	Economic net income EPS of $0.43 per share, an increase of 34.4% from Q3 2016 and economic net income of $46.7 million, an increase of 22.9% from Q3 2016

•	Net client cash flows (“NCCF”) for the quarter of $0.5 billion yielding an annualized revenue impact of $12.2 million(2)

•	AUM of $235.9 billion at September 30, 2017 (reflecting removal of $32 billion of Heitman AUM in Q3’17), a decrease of (8.8)% from June 30, 2017 and an increase of 0.7% from September 30, 2016(2)

London - November 2, 2017 - OM Asset Management plc (NYSE: OMAM) reports its results for the third quarter ended September 30, 2017.
“OMAM continues to build on our track record of delivering strong results for our shareholders, as our business generated excellent operating and financial performance in the third quarter of 2017,” said James J. Ritchie, OMAM’s chairman and interim CEO. “Active asset management strategies have been well positioned in the current environment, and our Affiliates produced solid investment performance as of September 30, with assets representing 69%, 67% and 81% of revenue outperforming benchmarks on a one-, three- and five-year basis, respectively. Our net client cash flows were positive on both an AUM and revenue flow basis, as NCCF of $0.5 billion resulted in an annualized revenue impact of $12.2 million. The expansion of our higher-fee, in-demand product offerings in areas such as global and international equities and alternative investments has helped OMAM generate positive revenue impact from NCCF in each of the last four quarters, and a total of $26.1 million of positive annualized revenue impact for the year-to-date. As a result of Affiliate performance in a strong market environment, accretion from our Landmark investment, and a full quarter impact of share repurchases made in Q2, we generated record ENI earnings as our ENI per share increased 34% year-over-year to $0.43 for the quarter, and we saw a meaningful expansion in our ENI operating margin, which increased by 235 bps, to 38.9%, compared to Q3’16.
“Through the disciplined execution of our growth strategy, we continue to diversify our Affiliates’ product offerings and global clientele. For example, in the third quarter we seeded a new multi-asset class strategy from which we anticipate meaningful client demand over the medium to long-term once the product has developed a marketable track record; our Global Distribution team has had a number of sizable wins thus far in 2017, and is actively participating in a wide range of manager searches; and we met with a number of prospective Affiliates during the quarter, and we continue to find that our differentiated model, which combines retained equity with a profit-sharing, partnership approach, appeals to the leaders of high quality, active asset management boutiques.”
Mr. Ritchie concluded, “Our CEO search is actively underway, and we have identified a number of highly qualified candidates. We also anticipate significant progress on Old Mutual’s managed separation process, as we have been informed by both Old Mutual and HNA Capital that they are working toward completing the sale of the second tranche of OMAM shares during the fourth quarter of 2017.”

Table 1: Key Performance Metrics
($ in millions, unless otherwise noted)	Three Months Ended September 30,			Nine Months Ended September 30,
U.S. GAAP Basis	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Revenue	$223.2	$170.8	30.7%	$638.2	$476.9	33.8%
Pre-tax income from cont. ops. attributable to controlling interests	13.6	41.7	(67.4)%	54.6	133.7	(59.2)%
Net income attributable to controlling interests (Table 5)	18.7	34.0	(45.0)%	53.0	101.1	(47.6)%
U.S. GAAP operating margin	4%	24%	n/m	7%	26%	n/m
Diluted shares outstanding (in millions)	109.7	119.7		111.9	119.8
Diluted earnings per share, $	$0.17	$0.28	(39.3)%	$0.47	$0.84	(44.0)%

Economic Net Income Basis (Non-GAAP measure used by management)(1)
ENI revenue	$228.2	$175.8	29.8%	$648.4	$488.7	32.7%
Pre-tax economic net income	64.2	49.4	30.0%	179.6	140.2	28.1%
Economic net income	46.7	38.0	22.9%	132.2	106.2	24.5%
ENI diluted earnings per share, $	$0.43	$0.32	34.4%	$1.18	$0.89	32.6%
Adjusted EBITDA	72.0	55.4	30.0%	202.5	151.0	34.1%
ENI operating margin	38.9%	36.5%	235 bps	37.8%	35.4%	245 bps

Other Operational Information(2)
Assets under management at period end ($ in billions)	$235.9	$234.2	0.7%	$235.9	$234.2	0.7%
Net client cash flows ($ in billions)	0.5	(2.6)	n/m	(2.3)	(3.1)	(25.8)%
Annualized revenue impact of net flows ($ in millions)	12.2	(7.5)	n/m	26.1	(3.6)	n/m
(1) Excludes restructuring charges associated with the CEO transition amounting to $0.1 million for the three months ended September 30, 2017 and $5.5 million for the nine months ended September 30, 2017, in each case net of taxes. As previously noted, the difference between U.S. GAAP results and ENI increased between 2016 and 2017, primarily as a result of the treatment of the Landmark transaction. Please see Table 7 for additional details.

(2) As previously disclosed, in August OMAM executed a non-binding term sheet to sell its stake in Heitman LLC to Heitman’s management; therefore operational information (including AUM and flow data) excludes Heitman for periods beginning in the third quarter of 2017 (Heitman remains in operational information for the first half of 2017). Actual U.S. GAAP and ENI financial results will continue to include Heitman until the transaction closes at year-end 2017 or early 2018. Including Heitman, AUM, NCCF, and Annualized revenue impact of net flows were $268.2 billion, $(0.4) billion, and $10.3 million for the three months ended September 30, 2017, respectively, and $268.2 billion, $(3.2) billion, and $24.2 million for the nine months ended September 30, 2017, respectively.

Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Assets Under Management and Flows

On August 2, 2017, OMAM entered into a non-binding term sheet to sell its stake in Heitman LLC to Heitman’s management. While Heitman will continue to contribute to the Company’s financial results until the transaction closes, the Company has broken the Heitman AUM and flows out of its AUM reporting as of July 1, 2017, in order to give the reader a better perspective of the ongoing business following the closing of this transaction. Unless specifically noted, flow information in this release includes flows from Heitman for the first half of 2017, but excludes it thereafter, and AUM data at September 30, 2017 excludes the Heitman AUM. For a summary of the Company’s AUM roll-forward with and without Heitman, please see Table 2 below.

At September 30, 2017, OMAM’s total assets under management (“AUM”), reflecting the removal of $32 billion of Heitman AUM, were $235.9 billion, down $(22.9) billion, or (8.8)%, compared to $258.8 billion at June 30, 2017, and up $1.7 billion, or 0.7%, compared to $234.2 billion at September 30, 2016. The decrease in AUM during the three months ended September 30, 2017 primarily reflects the removal of Heitman from reported AUM, offset by net market appreciation of $9.0 billion and net inflows of $0.5 billion.

For the three months ended September 30, 2017, OMAM’s net client cash flows were $0.5 billion compared to $(0.3) billion for the three months ended June 30, 2017 and $(2.6) billion for the three months ended September 30, 2016. Gross inflows in the three months ended September 30, 2017 were $7.3 billion (compared to $8.1 billion in the second quarter of 2017 and $6.5 billion in the third quarter of 2016) and gross outflows and hard asset disposals were $(6.8) billion (compared to $(8.4) billion in the second quarter of 2017 and $(9.1) billion in the third quarter of 2016). Hard asset disposals of $(0.4) billion, $(0.2) billion, and $(1.0) billion are reflected in the net client cash flows for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively. For the three months ended September 30, 2017, the annualized revenue impact of the net client cash flows was $12.2 million, which compares to $13.1 million for the three months ended June 30, 2017 and $(7.5) million for the three months ended September 30, 2016 (see “Definitions and Additional Notes”). Gross inflows of $7.3 billion yielded approximately 54 bps, while gross outflows and hard asset disposals of $(6.8) billion in the same period yielded approximately 40 bps. The positive spread between inflows and outflows continued to be driven by strong inflows in alternatives and Global/non-U.S. products.

For the nine months ended September 30, 2017, OMAM’s net client cash flows were $(2.3) billion compared to $(3.1) billion for the nine months ended September 30, 2016. Net client cash flows before hard asset disposals were $(1.6) billion, compared to $0.2 billion in the prior year. For the nine months ended September 30, 2017, the annualized revenue impact of the net client cash flows was $26.1 million compared to $(3.6) million for the nine months ended September 30, 2016 which reflects increased sales in higher fee strategies. Gross inflows of $23.6 billion in the nine months ended September 30, 2017 yielded an average of 50 bps compared to 41 bps in the year-ago period while gross outflows and hard asset disposals of $(25.9) billion yielded 35 bps in the nine months ended September 30, 2017 compared to 37 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended			Nine Months Ended		Including Heitman, for periods ending September 30, 2017
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
						Three Months	Nine Months
Beginning AUM	$258.8	$249.7	$218.8	$240.4	$212.4	$258.8	$240.4
Acquisition (removal) of Affiliates*	(32.4)	—	8.8	(32.4)	8.8	—	—
Gross inflows	7.3	8.1	6.5	23.6	20.0	7.8	24.1
Gross outflows	(6.4)	(8.2)	(8.1)	(25.2)	(19.8)	(6.6)	(25.4)
Net flows before hard asset disposals	0.9	(0.1)	(1.6)	(1.6)	0.2	1.2	(1.3)
Hard asset disposals	(0.4)	(0.2)	(1.0)	(0.7)	(3.3)	(1.6)	(1.9)
Net flows	0.5	(0.3)	(2.6)	(2.3)	(3.1)	(0.4)	(3.2)
Market appreciation	9.0	9.4	9.2	30.2	16.0	9.8	31.0
Other**	—	—	—	—	0.1	—	—
Ending AUM	$235.9	$258.8	$234.2	$235.9	$234.2	$268.2	$268.2

Basis points: inflows	54.2	52.8	41.5	49.6	40.8	53.8	49.6
Basis points: outflows	40.2	35.3	37.9	35.1	36.9	38.5	34.9
Annualized revenue impact of net flows ($ in millions)	$12.2	$13.1	$(7.5)	$26.1	$(3.6)	$10.3	$24.2
Derived average weighted NCCF ($ in billions)	3.2	3.4	(2.1)	6.8	(1.0)	2.7	6.3
* The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
** “Other” in 2016 reflects the standardization of AUM definitions across Affiliates and mandates and the revaluation of certain hard assets. These changes align the definition of AUM with management fees charged to clients.

Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of September 30, 2017 and December 31, 2016 are provided in Table 3 below. At September 30, 2017, the Company had $392.6 million of long-term bonds ($400.0 million face value, net of discount and fees), $0.0 million outstanding on its $350 million credit facility and $33.5 million drawn on a non-recourse seed capital financing facility (see below). Shareholders’ equity (attributable to controlling interests) amounted to $130.8 million. The Company’s ratio of third party borrowings (excluding non-recourse debt) to trailing twelve months Adjusted EBITDA was 1.5x, below the Company’s target debt to trailing twelve months Adjusted EBITDA range of 1.75-2.25x. Of the Company’s cash and cash equivalents of $126.4 million at September 30, 2017, $108.0 million was held at Affiliates and $18.4 million was available at the Center. Included in the Investments line in Table 3 below is $51.0 million and $53.6 million at September 30, 2017 and December 31, 2016, respectively, representing the Company’s equity-method investment in Heitman.

As previously disclosed, during 2014, the Company entered into a Deferred Tax Asset Deed with OM plc, which was amended in June 2016. Under the terms of the Deferred Tax Asset Deed, as amended, the Company agreed to make a payment equal to the net present value of the future payments due to OM plc valued as of December 31, 2016. This payment of $142.6 million is being made over three installments, the first of which amounted to $45.5 million and was paid on June 30, 2017, with the remaining two installments to be paid on December 31, 2017 and June 30, 2018. The continuation of certain protections provided by OM plc related to the realized tax benefit resulting from the Company’s use of deferred tax assets remains unaffected. Additional information on the amended Deferred Tax Asset Deed can be found in the Company’s Current Report on Form 8-K, filed on June 14, 2016.

In July 2017, the Company purchased all remaining seed capital investments owned by OM plc for $63.4 million. OMAM financed this purchase in part through borrowings under a non-recourse seed capital facility collateralized entirely by its seed capital holdings. The Company entered into this facility as of July 17, 2017, and may borrow up to $65 million, so long as the borrowing does not represent more than 50% of the value of the eligible seed capital collateral. Since this facility is non-recourse to OMAM beyond the seed investments themselves, drawdowns under this facility are excluded from the Company’s third party debt levels for purposes of calculating the Company’s credit ratio covenants under its revolving credit facility.

As of September 30, 2017, the Company has total seed holdings of $114.0 million.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	September 30, 2017		December 31, 2016
Assets
Cash and cash equivalents	$126.4		$101.9
Investment advisory fees receivable	194.6		163.7
Investments(1)	255.3		233.3
Other assets	795.8		759.1
Assets of consolidated Funds(2)	67.6		36.3
Total assets	$1,439.7		$1,294.3

Liabilities and equity
Accounts payable and accrued expenses	$212.6		$178.1
Due to related parties	111.9		156.3
Non-recourse borrowings	33.5		—
Third party borrowings	392.6		392.3
Other liabilities	534.6		391.3
Liabilities of consolidated Funds(2)	8.1		5.8
Total liabilities	1,293.3		1,123.8

Shareholders’ equity	130.8		164.0
Non-controlling interests, including NCI of consolidated Funds(2)	15.6		6.5
Total equity	146.4		170.5
Total liabilities and equity	$1,439.7		$1,294.3

Third party borrowings / trailing twelve months Adjusted EBITDA(3)	1.5	x	1.9	x
(1) Includes equity-method investment in Heitman of $51.0 million and $53.6 million at September 30, 2017 and December 31, 2016, respectively.
(2) Consolidated Funds represent certain seed investments purchased from Old Mutual plc.
(3) Excludes non-recourse borrowings.
Please see “Definitions and Additional Notes”

Investment Performance

The Company’s investment performance remained strong in the third quarter of 2017. Table 4 below presents a summary of the Company’s investment performance as of September 30, 2017, June 30, 2017, December 31, 2016 and September 30, 2016. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance. The analysis at September 30, 2017 reflects the removal of seven REIT composites managed by Heitman (totaling $4.5 billion of AUM) which had an immaterial impact on the results.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	September 30, 2017(1)	June 30, 2017	December 31, 2016	September 30, 2016
1-Year	69%	74%	49%	35%
3-Year	67%	73%	55%	69%
5-Year	81%	78%	73%	69%

	Equal-Weighted
	September 30, 2017(1)	June 30, 2017	December 31, 2016	September 30, 2016
1-Year	62%	63%	53%	50%
3-Year	69%	73%	65%	75%
5-Year	77%	77%	76%	76%

	Asset-Weighted
	September 30, 2017(1)	June 30, 2017	December 31, 2016	September 30, 2016
1-Year	64%	70%	42%	34%
3-Year	62%	68%	45%	58%
5-Year	73%	66%	61%	58%
(1) Heitman’s investment performance has been removed from the September 30, 2017 results.
Investment performance is calculated gross of fees.
Please see “Definitions and Additional Notes”

As of September 30, 2017, assets representing 69%, 67% and 81% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 74%, 73% and 78% at June 30, 2017; 49%, 55% and 73% at December 31, 2016; and 35%, 69% and 69% at September 30, 2016. Favorable active management results in 2017 helped boost performance significantly compared to the year-ago period.  One- and three-year results declined slightly from the June 30 period due to the underperformance of a large international product on a one-year basis and a large domestic equity product on a three-year basis.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended September 30, 2017 and 2016, diluted earnings per share was $0.17 and $0.28, respectively, a decrease of (39.3)%, and net income attributable to controlling interests was $18.7 million and $34.0 million, respectively, a decrease of $(15.3) million, or (45.0)%.  Earnings per share calculations are impacted by the eleven million shares repurchased between September 30, 2016 and September 30, 2017 which contributed to a decrease in average diluted shares outstanding of (10.0) million, or (8.4)% for the three-month period and (7.9) million, or (6.6)%, for the nine-month period. For the three months ended September 30, 2017, compared to the three months ended September 30, 2016, U.S. GAAP revenue increased $52.4 million, or 30.7%, from $170.8 million to $223.2 million, as a result of market appreciation, the impact of the Landmark acquisition in August 2016 and a continued shift to higher fee rate products. Expenses increased $84.3 million, or 64.5%, from $130.6 million for the three months ended September 30, 2016, to $214.9 million for the three months ended September 30, 2017, primarily due to increases in compensation expense, driven by profit-driven increases in variable compensation and revaluation of Affiliate equity and profit interests. Compensation also increased due to the Landmark transaction, where amortization of the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units. Income tax expense decreased (to a benefit) during the quarter due to decreases in income from continuing operations before taxes and the benefit of the intercompany interest expense.

For the nine months ended September 30, 2017 and 2016, diluted earnings per share was $0.47 and $0.84, respectively, a decrease of (44.0)%, and net income attributable to controlling interests was $53.0 million and $101.1 million, respectively, a decrease of $(48.1) million, or (47.6)%.  U.S. GAAP revenue increased $161.3 million, or 33.8%, from $476.9 million for the nine months ended September 30, 2016, to $638.2 million for the nine months ended September 30, 2017, due to higher management fees as a result of market appreciation and shifts into higher fee rate products, the Landmark acquisition and higher performance fees. Operating expenses increased $241.8 million, or 68.8%, from $351.7 million for the nine months ended September 30, 2016, to $593.5 million for the nine months ended September 30, 2017, primarily as a result of higher compensation and benefits (see Table 6). The increase in compensation and benefits is predominantly due to increases in variable compensation, the revaluation of Affiliate equity and profit interests, and amortization of acquisition-related consideration and pre-acquisition employee equity associated with the Landmark acquisition. The effective tax rate decreased to 2.7% for the nine months ended September 30, 2017 from 25.3% for the nine months ended September 30, 2016 due to decreases in income from continuing operations before taxes, the benefit of the intercompany interest expense, and reversal of certain tax reserves upon the expiration of statute of limitations.

Table 5: U.S. GAAP Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Management fees	$221.7	$171.8	29.0%	$624.1	$478.5	30.4%
Performance fees	0.7	(1.1)	n/m	12.1	(1.9)	n/m
Other revenue	0.1	0.1	—%	0.6	0.3	100.0%
Consolidated Funds’ revenue	0.7	—	n/m	1.4	—	n/m
Total revenue	223.2	170.8	30.7%	638.2	476.9	33.8%
Compensation and benefits (see Table 6)	182.2	100.0	82.2%	498.4	272.1	83.2%
General and administrative	27.6	27.2	1.5%	80.9	71.7	12.8%
Amortization of acquired intangibles	1.6	0.9	77.8%	4.9	1.0	390.0%
Depreciation and amortization	3.2	2.5	28.0%	8.5	6.9	23.2%
Consolidated Funds’ expense	0.3	—	n/m	0.8	—	n/m
Total operating expenses	214.9	130.6	64.5%	593.5	351.7	68.8%
Operating income	8.3	40.2	(79.4)%	44.7	125.2	(64.3)%
Investment income	9.4	5.6	67.9%	20.5	13.6	50.7%
Interest income	0.1	0.3	(66.7)%	0.5	0.3	66.7%
Interest expense	(6.4)	(4.4)	45.5%	(18.2)	(5.4)	237.0%
Net consolidated Funds’ investment gains	3.4	—	n/m	9.9	—	n/m
Income from continuing operations before taxes	14.8	41.7	(64.5)%	57.4	133.7	(57.1)%
Income tax expense (benefit)	(5.1)	7.3	n/m	1.5	33.8	(95.6)%
Income from continuing operations	19.9	34.4	(42.2)%	55.9	99.9	(44.0)%
Gain (loss) on disposal of discontinued operations, net of tax	—	(0.4)	(100.0)%	(0.1)	1.2	n/m
Net income	19.9	34.0	(41.5)%	55.8	101.1	(44.8)%
Net income attributable to non-controlling interests	1.2	—	n/m	2.8	—	n/m
Net income attributable to controlling interests	$18.7	$34.0	(45.0)%	$53.0	$101.1	(47.6)%
Earnings per share, basic, $	$0.17	$0.28	(39.3)%	$0.47	$0.84	(44.0)%
Earnings per share, diluted, $	0.17	0.28	(39.3)%	0.47	0.84	(44.0)%
Basic shares outstanding (in millions)	109.0	119.3		111.3	119.6
Diluted shares outstanding (in millions)	109.7	119.7		111.9	119.8

U.S. GAAP operating margin	4%	24%	n/m	7%	26%	n/m
Pre-tax income from continuing operations attributable to controlling interests	$13.6	$41.7	(67.4)%	$54.6	$133.7	(59.2)%
Net income from continuing operations attributable to controlling interests	18.7	34.4	(45.6)%	53.1	99.9	(46.8)%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Fixed compensation and benefits(1)	$42.8	$36.3	17.9%	$127.1	$105.7	20.2%
Sales-based compensation	4.6	4.3	7.0%	13.5	13.5	—%
Variable compensation(2)	61.5	45.7	34.6%	182.6	124.1	47.1%
Affiliate key employee distributions	19.9	11.3	76.1%	51.3	28.8	78.1%
Non-cash key employee-owned equity revaluations	35.8	(6.4)	n/m	71.0	(8.8)	n/m
Acquisition-related consideration and pre-acquisition employee equity(3)	17.6	8.8	100.0%	52.9	8.8	501.1%
Total U.S. GAAP compensation expense	$182.2	$100.0	82.2%	$498.4	$272.1	83.2%
(1) For the nine months ended September 30, 2017, $126.6 million of fixed compensation and benefits (of the $127.1 million above) is included within economic net income, which excludes the compensation and benefits associated with the CEO transition costs.

(2) For the nine months ended September 30, 2017, $173.8 million of variable compensation expense (of the $182.6 million above) is included within economic net income, which excludes the variable compensation associated with the CEO transition costs.

(3) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity revaluations” above.

Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended September 30, 2017 and 2016, diluted economic net income per share was $0.43 and $0.32, respectively, up $0.11, or 34.4%, on economic net income of $46.7 million and $38.0 million, respectively, an increase of $8.7 million, or 22.9%. Per-share amounts are impacted by eleven million shares repurchased between September 30, 2016 and September 30, 2017 which contributed to a decrease in weighted average diluted shares outstanding of (10.0) million, or (8.4)% for the three-month period and (7.9) million, or (6.6)%, for the nine-month period.

Table 7 reconciles U.S. GAAP to economic net income for the three and nine months ended September 30, 2017 and September 30, 2016. As was expected, the difference between U.S. GAAP and economic net income increased between 2016 and 2017. This change was primarily related to the accounting treatment of the service component of the contingent consideration and employee equity in the Landmark transaction, as well as the level of non-cash key employee-owned equity revaluations, as the Affiliates grew their income and the corresponding value of employee equity.

For the three months ended September 30, 2017 and 2016, ENI revenue (see Table 8) increased $52.4 million or 29.8%, from $175.8 million to $228.2 million, including a 29.0% increase in management fees from $171.8 million to $221.7 million, driven by positive markets and incremental revenue from the Landmark acquisition, along with a continued shift to higher fee rate products. Average assets under management excluding equity-accounted Affiliates in those respective periods (see Table 12) increased 17.0% to $229.1 billion, while the bps yield on these assets increased from 34.9 bps to 38.4 bps, due to positive mix shifts related to markets and flows as well as the impact of the higher yield on alternative assets acquired in the Landmark transaction. Performance fee revenue was $0.7 million for the current quarter, compared to $(1.1) million in the year-ago quarter, reflecting the variable nature of performance fees. Other income, including equity-accounted Affiliates, includes $5.0 million and $4.1 million for Heitman in the three months ended September 30, 2017 and 2016, respectively, representing 6.3% and 6.5% of economic net income on an after-tax basis in each respective period. Total ENI operating expenses (see Table 9) grew 18.4%, to $78.0 million, from $65.9 million in the prior-year quarter partly as a result of the Landmark transaction and unusual seasonality and one-off items. Total operating expenses as a percentage of management fee revenue decreased (318) bps from 38.4% to 35.2% as a result of increased scale in the business. Of the $12.1 million increase in operating expense between the three months ended September 30, 2017 and 2016, $6.5 million was due to higher fixed compensation and benefits as a result of the Landmark acquisition as well as new hires and annual cost of living increases and $4.9 million was attributable to increases in general and administrative expense, which rose 18.1% over the 2016 period, primarily reflecting the impact of Landmark and other one-off items. Total variable compensation increased 34.6% quarter-over-quarter from $45.7 million to $61.5 million, while the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased from 41.6% to 40.9%. The sum of operating expense and variable compensation increased $27.9 million, or 25.0% period-over-period, while revenue increased 29.8% over this period, resulting in an increase in OMAM’s ENI operating margin to 38.9% from 36.5%. Affiliate key employee distributions increased 76.1% quarter-over-quarter, from $11.3 million to $19.9 million, primarily due to higher ENI operating earnings and the levered structure of distributions at certain Affiliates, as well as the impact of the Landmark acquisition. The ratio of Affiliate key employee distributions over ENI operating earnings was 22.4%, compared to 17.6% in the year-ago quarter, as Landmark employees’ continued ownership of 40% of their business increased the Company’s overall distribution ratio. Net interest expense was $4.6 million for the three months ended September 30, 2017, compared to net interest expense of $3.5 million in the prior-year period, reflecting the July 2016 issuance of $400 million of senior notes. Tax on economic net income for the three months ended September 30, 2017 and 2016 was $17.5 million and $11.4 million, respectively, an increase of $6.1 million or 53.5%, reflecting an increase in pre-tax profits which contributed to an increase in the effective tax rate to 27.3% from 23.1% in the prior-year period. This increase is primarily due to increases in pretax ENI that are predominately taxed in the U.S. and the fixed nature of certain intercompany interest deductions and intangible amortization expense.

For the nine months ended September 30, 2017 and 2016, diluted economic net income per share was $1.18 and $0.89, respectively, up $0.29, or 32.6%, on economic net income of $132.2 million and $106.2 million, respectively, an increase of $26 million, or 24.5%.

For the nine months ended September 30, 2017 and 2016, ENI revenue (see Table 8) increased $159.7 million or 32.7%, from $488.7 million to $648.4 million, driven primarily by a 30.4% increase in management fees from $478.5 million to $624.1 million. Approximately half of this growth was related to the acquisition of Landmark, which increased both average assets under management and our weighted-average fee rate, with the remainder of the increase attributable to positive markets and asset mix. Average AUM excluding equity-accounted Affiliates (see Table 12) increased 18.1% from the first nine months of 2016 to $220.9 billion, and the bps yield on these assets rose from 34.2 bps to 37.8 bps. Landmark contributed approximately 3 bps of this increase, with the remainder occurring as a result of a positive mix shift toward higher fee global/non-US and alternative products due to flow trends and market movements. Performance fee revenue was $12.1 million for the current period, compared to $(1.9) million in the year-ago period, principally reflecting a performance fee earned on an alternative product in the second quarter. Other income, including equity-accounted Affiliates, includes $9.3 million and $9.9 million for Heitman in the nine months ended September 30, 2017 and 2016, respectively, representing 4.2% and 5.6% of economic net income on an after-tax basis in each respective period. Total ENI operating expenses (see Table 9) grew 19.6% to $229.3 million, from $191.7 million in the prior-year period. Total operating expenses as a percentage of management fee revenue decreased to 36.7% for the nine months ended September 30, 2017 from 40.1% in the prior year period, as management fee growth of 30.4% outpaced the 19.6% increase in operating expenses, partially reflecting efficiencies of scale following the Landmark transaction. Of the $37.6 million increase in operating expenses between the nine months ended September 30, 2017 and 2016, $20.9 million was due to higher fixed compensation and benefits primarily as a result of the Landmark acquisition and annual cost of living increases. Total variable compensation increased 40.0% period-over-period from $124.1 million to $173.8 million and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) was effectively flat at 41.5% compared to 41.8% in the prior year period. The sum of operating expense and variable compensation increased $87.3 million, or 27.6% period-over-period, while revenue increased 32.7% over this period, resulting in an increase in OMAM’s ENI operating margin to 37.8% from 35.4%. Affiliate key employee distributions increased 78.1% period-over-period, from $28.8 million to $51.3 million, primarily due to the investment in Landmark, the levered structure of distributions at certain Affiliates and higher ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings was 20.9%, compared to 16.7% in the year-ago period, primarily due to the impact of Landmark’s employees retaining 40% of their firm. Net interest expense was $14.4 million for the nine months ended September 30, 2017, compared to net interest expense of $3.9 million in the prior-year period, reflecting the July 2016 issuance of $400 million of senior notes. The effective tax rate of 26.4% for the period was higher than the prior year period of 24.3% primarily due to higher pre-tax profits in the U.S.

For the three months ended September 30, 2017, Adjusted EBITDA was $72 million, up 30.0% compared to $55.4 million for the same period of 2016.

For the nine months ended September 30, 2017, Adjusted EBITDA was $202.5 million, up 34.1% compared to $151.0 million for the same period of 2016. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

While the Company has achieved significant ENI EPS growth in 2017, and the annual impact of AUM increases at our consolidated Affiliates and the May 2017 share buyback provides earnings momentum going into next year, there are a number of factors that could impact EPS growth in 2018. As described in Q2, expected changes in U.K. tax laws, which will likely increase the Company’s taxes by approximately $3 million in Q4 ’17 and $10 million annually thereafter, and the loss of Heitman earnings following disposition (until the sale proceeds are reinvested) will have a moderating impact on growth in 2018. These items could be offset by a reduction in U.S. corporate tax rates. Management continues to monitor potential tax law changes in the U.S. and U.K. while managing its expense structure and seeking accretive opportunities for growth though partnerships with new Affiliates.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended September 30,		Nine Months Ended September 30,

		2017	2016	2017	2016
U.S. GAAP net income attributable to controlling interests		$18.7	$34.0	$53.0	$101.1
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	35.8	(6.4)	71.0	(8.8)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.2	9.7	57.8	9.8
iii.	Capital transaction costs	—	4.4	—	6.1
iv.	Seed/Co-investment (gains) losses and financings(1)	(4.7)	0.2	(13.4)	(0.5)
v.	Tax benefit of goodwill and acquired intangibles deductions	2.2	1.7	6.7	3.0
vi.	Discontinued operations and restructuring(2)	0.3	0.4	9.7	(1.2)
vii.	ENI tax normalization	(4.5)	(2.9)	(2.3)	(0.7)
Tax effect of above adjustments, as applicable(3)		(20.3)	(3.1)	(50.3)	(2.6)
Economic net income		$46.7	$38.0	$132.2	$106.2
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs.
(2) Included in restructuring in the three months ended September 30, 2017 is $0.2 million for CEO recruiting costs. Included in restructuring for the nine months ended September 30, 2017 is $9.5 million related to CEO transition costs, comprised of $0.5 million of fixed compensation and benefits, $8.8 million of variable compensation and $0.2 million of recruiting costs.

(3) Reflects the sum of lines i., ii., iii., iv. and the restructuring component of line vi. multiplied by the 40.2% U.S. statutory tax rate (including state tax).
See Table 18 for a per-share presentation of the above reconciliation.
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI Revenue

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Management fees	$221.7	$171.8	29.0%	$624.1	$478.5	30.4%
Performance fees	0.7	(1.1)	n/m	12.1	(1.9)	n/m
Other income, including equity-accounted Affiliates(1)	5.8	5.1	13.7%	12.2	12.1	0.8%
ENI revenue	$228.2	$175.8	29.8%	$648.4	$488.7	32.7%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue.
(1) Heitman represents $5.0 million and $4.1 million for the three months ended September 30, 2017 and 2016, respectively, and $9.3 million and $9.9 million for the nine months ended September 30, 2017 and 2016, respectively.

Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI Operating Expense

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Fixed compensation & benefits	$42.8	$36.3	17.9%	$126.6	$105.7	19.8%
General and administrative expenses	32.0	27.1	18.1%	94.2	79.1	19.1%
Depreciation and amortization	3.2	2.5	28.0%	8.5	6.9	23.2%
ENI operating expense	$78.0	$65.9	18.4%	$229.3	$191.7	19.6%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense.
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three and nine months ended September 30, 2017 and 2016. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Numerator: ENI operating earnings(1)	$88.7	$64.2	38.2%	$245.3	$172.9	41.9%
Denominator: ENI revenue	$228.2	$175.8	29.8%	$648.4	$488.7	32.7%
ENI operating margin	38.9%	36.5%	235 bps	37.8%	35.4%	245 bps

Numerator: ENI operating expense	$78.0	$65.9	18.4%	$229.3	$191.7	19.6%
Denominator: ENI management fee revenue	$221.7	$171.8	29.0%	$624.1	$478.5	30.4%
ENI operating expense ratio	35.2%	38.4%	(318) bps	36.7%	40.1%	(332) bps

Numerator: ENI variable compensation	$61.5	$45.7	34.6%	$173.8	$124.1	40.0%
Denominator: ENI earnings before variable compensation(2)	$150.2	$109.9	36.7%	$419.1	$297.0	41.1%
ENI variable compensation ratio	40.9%	41.6%	(64) bps	41.5%	41.8%	(32) bps

Numerator: Affiliate key employee distributions	$19.9	$11.3	76.1%	$51.3	$28.8	78.1%
Denominator: ENI operating earnings(1)	$88.7	$64.2	38.2%	$245.3	$172.9	41.9%
ENI Affiliate key employee distributions ratio	22.4%	17.6%	483 bps	20.9%	16.7%	426 bps

Numerator: Tax on economic net income	$17.5	$11.4	53.5%	$47.4	$34.0	39.4%
Denominator: Pre-tax economic net income	$64.2	$49.4	30.0%	$179.6	$140.2	28.1%
Economic net income effective tax rate	27.3%	23.1%	418 bps	26.4%	24.3%	214 bps
(1) ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
(2) ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Quarterly Report on Form 10-Q for comparable U.S. GAAP metrics.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.09 per share payable on December 29, 2017 to shareholders of record as of the close of business on December 15, 2017.

About OMAM

OMAM is a global, multi-boutique asset management company with $235.9 billion of assets under management as of September 30, 2017. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 22, 2017, our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017 and our Quarterly Report on Form 10-Q filed with the Securities and Exchange commission on August 10, 2017. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on November 2, 2017. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (844) 579-6824
International Dial-in Number:        (763) 488-9145
Conference ID:                82608596
Link to Webcast:
http://event.on24.com/r.htm?e=1503158&s=1&k=F1352A8C9656A35D4DB213134D0522D4

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                82608596

Financial Tables

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
U.S. equity
Beginning balance	$81.3	$82.1	$78.6	$82.0	$76.9
Gross inflows	0.9	0.8	1.3	3.4	5.4
Gross outflows	(3.3)	(3.6)	(4.2)	(11.5)	(10.1)
Net flows	(2.4)	(2.8)	(2.9)	(8.1)	(4.7)
Market appreciation	1.6	2.0	2.8	6.6	5.8
Other	—	—	—	—	0.5
Ending balance	$80.5	$81.3	$78.5	$80.5	$78.5
Average AUM	$80.3	$81.1	$79.2	$81.2	$77.9
Average AUM of consolidated Affiliates	$78.4	$79.2	$77.4	$79.3	$76.1

Global / non-U.S. equity
Beginning balance	$112.9	$105.2	$89.0	$96.4	$84.8
Gross inflows	4.1	4.6	3.8	13.2	10.2
Gross outflows	(2.8)	(3.6)	(3.0)	(10.5)	(6.9)
Net flows	1.3	1.0	0.8	2.7	3.3
Market appreciation	7.1	6.7	5.7	22.2	7.0
Other	—	—	—	—	0.4
Ending balance	$121.3	$112.9	$95.5	$121.3	$95.5
Average AUM(1)	$117.8	$109.8	$93.1	$109.7	$88.5

Fixed income
Beginning balance	$13.2	$13.2	$14.3	$13.9	$13.8
Gross inflows	0.3	0.2	0.4	1.1	0.9
Gross outflows	(0.2)	(0.6)	(0.6)	(2.3)	(1.8)
Net flows	0.1	(0.4)	(0.2)	(1.2)	(0.9)
Market appreciation	0.1	0.4	0.3	0.7	1.5
Ending balance	$13.4	$13.2	$14.4	$13.4	$14.4
Average AUM(1)	$13.3	$13.3	$14.3	$13.4	$14.1

Alternatives(2)
Beginning balance	$51.4	$49.2	$36.9	$48.1	$36.9
Acquisition (removal) of Affiliates	(32.4)	—	8.8	(32.4)	8.8
Gross inflows	2.0	2.5	1.0	5.9	3.5
Gross outflows	(0.1)	(0.4)	(0.3)	(0.9)	(1.0)
Hard asset disposals	(0.4)	(0.2)	(1.0)	(0.7)	(3.3)
Net flows	1.5	1.9	(0.3)	4.3	(0.8)
Market appreciation	0.2	0.3	0.4	0.7	1.7
Other	—	—	—	—	(0.8)
Ending balance	$20.7	$51.4	$45.8	$20.7	$45.8
Average AUM	$19.6	$50.5	$41.5	$39.8	$38.7
Average AUM of consolidated Affiliates	$19.6	$18.5	$11.0	$18.5	$8.4

Total(2)
Beginning balance	$258.8	$249.7	$218.8	$240.4	$212.4
Acquisition (removal) of Affiliates	(32.4)	—	8.8	(32.4)	8.8
Gross inflows	7.3	8.1	6.5	23.6	20.0
Gross outflows	(6.4)	(8.2)	(8.1)	(25.2)	(19.8)
Hard asset disposals	(0.4)	(0.2)	(1.0)	(0.7)	(3.3)
Net flows	0.5	(0.3)	(2.6)	(2.3)	(3.1)
Market appreciation	9.0	9.4	9.2	30.2	16.0
Other	—	—	—	—	0.1
Ending balance	$235.9	$258.8	$234.2	$235.9	$234.2
Average AUM	$231.0	$254.7	$228.1	$244.1	$219.2
Average AUM of consolidated Affiliates	$229.1	$220.8	$195.8	$220.9	$187.1

Basis points: inflows(3)	54.2	52.8	41.5	49.6	40.8
Basis points: outflows(3)	40.2	35.3	37.9	35.1	36.9
Annualized revenue impact of net flows (in millions)	$12.2	$13.1	$(7.5)	$26.1	$(3.6)
Derived average weighted NCCF	3.2	3.4	(2.1)	6.8	(1.0)
(1) Average AUM equals average AUM of consolidated Affiliates
(2) Reflects removal of Heitman in Q3’17. Including Heitman, Alternative Net flows, Market appreciation, Average AUM and Ending AUM would be $0.6 billion, $1.0 billion, $52.2 billion, and $53.0 billion, respectively, for the three months ended September 30, 2017 and $3.4 billion, $1.5 billion, $50.5 billion and $53.0 billion, respectively, for the nine months ended September 30, 2017. Including Heitman, Total Net flows, Market appreciation, Average AUM and Ending AUM would be $(0.4) billion, $9.8 billion, $263.6 billion, and $268.2 billion, respectively, for the three months ended September 30, 2017 and $(3.2) billion, $31.0 billion, $254.8 billion and $268.2 billion, respectively, for the nine months ended September 30, 2017.

(3) Reflects removal of Heitman in Q3’17. Including Heitman, Basis points on inflows for the three and nine months ended September 30, 2017 would be 53.8 and 49.6, respectively. Basis points on outflows for the three and nine months ended September 30, 2017 would be 38.5 and 34.9, respectively.

Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Nine Months Ended
	September 30, 2017		June 30, 2017		September 30, 2016		September 30, 2017		September 30, 2016
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$47.2	24	$48.1	24	$47.6	24	$144.9	24	$139.7	25
Global/non-U.S. equity	121.5	41	114.1	42	96.6	42	339.3	41	277.0	42
Fixed income	6.9	21	6.8	21	7.5	21	20.8	21	21.9	21
Alternatives	46.1	93	37.7	82	20.1	73	119.1	86	39.9	64
Management fee revenue	$221.7	38.4	$206.7	37.5	$171.8	34.9	$624.1	37.8	$478.5	34.2
Average AUM excluding equity-accounted Affiliates	$229.1		$220.8		$195.8		$220.9		$187.1
Average AUM including equity-accounted Affiliates and weighted average fee rate(1)	$231.0	38.6	$254.7	38.1	$228.1	35.7	$244.1	38.0	$219.2	35.2
(1) Excludes Heitman as of the beginning of the third quarter, 2017.
Amounts shown exclude equity-accounted Affiliates unless otherwise noted.
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016

U.S. equity, small/smid cap	$7.6	$7.4	$7.9	$7.3
U.S. equity, mid cap value	12.7	12.5	11.3	9.6
U.S. equity, large cap value	57.0	57.9	59.2	58.5
U.S. equity, core/blend	3.2	3.5	3.6	3.1
Total U.S. equity	80.5	81.3	82.0	78.5
Global equity	38.7	36.4	32.3	31.4
International equity	54.6	50.7	42.5	41.8
Emerging markets equity	28.0	25.8	21.6	22.3
Total global/non-U.S. equity	121.3	112.9	96.4	95.5
Fixed income	13.4	13.2	13.9	14.4
Alternatives(1)	20.7	51.4	48.1	45.8
Total assets under management	$235.9	$258.8	$240.4	$234.2
(1) Excludes $32.3 billion related to Heitman at September 30, 2017
Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate

($ in billions)	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016

Acadian Asset Management	$92.8	$87.5	$75.0	$74.5
Barrow, Hanley, Mewhinney & Strauss	92.4	91.7	92.3	90.8
Campbell Global	5.2	5.2	5.2	4.9
Copper Rock Capital Partners	6.0	5.7	5.1	5.3
Investment Counselors of Maryland*	2.0	2.0	2.0	1.7
Landmark Partners	13.4	11.6	9.7	8.8
Thompson, Siegel & Walmsley	24.1	22.7	19.9	18.0
Total assets under management excluding Heitman**	235.9	226.4	209.2	204.0
Heitman*	32.3	32.4	31.2	30.2
Total assets under management	$268.2	$258.8	$240.4	$234.2
*Equity-accounted Affiliates. The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
**Reported AUM as of September 30, 2017 which removes Heitman.
n/a - not an Affiliate of our Company as of the date indicated
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	September 30, 2017		June 30, 2017		December 31, 2016		September 30, 2016
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$79.4	33.7%	$80.7	31.2%	$75.9	31.6%	$72.7	31.0%
Corporate / Union	44.0	18.7%	47.6	18.4%	48.2	20.0%	48.5	20.7%
Public / Government	66.9	28.4%	87.2	33.7%	78.8	32.8%	75.8	32.4%
Endowment / Foundation	4.8	2.0%	5.0	1.9%	4.8	2.0%	4.7	2.0%
Old Mutual Group	3.6	1.5%	3.5	1.4%	3.5	1.5%	3.7	1.6%
Commingled Trust/UCITS	26.4	11.2%	23.8	9.2%	18.8	7.8%	18.5	7.9%
Mutual Fund	2.0	0.8%	1.9	0.7%	1.8	0.7%	1.9	0.8%
Other	8.8	3.7%	9.1	3.5%	8.6	3.6%	8.4	3.6%
Total assets under management	$235.9		$258.8		$240.4		$234.2
At September 30, 2017, reflects the removal of Heitman, which predominantly impacts the Corporate/Union and Public/Government categories.
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	September 30, 2017		June 30, 2017		December 31, 2016		September 30, 2016
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$185.7	78.7%	$205.2	79.3%	$191.6	79.7%	$187.2	79.9%
Europe	18.7	7.9%	18.8	7.3%	16.8	7.0%	16.1	6.9%
Asia	9.9	4.2%	13.5	5.2%	12.5	5.2%	12.3	5.3%
Middle East	0.2	0.1%	0.2	0.1%	0.1	—%	0.1	—%
Australia	8.2	3.5%	8.8	3.4%	7.8	3.3%	7.4	3.2%
Other	13.2	5.6%	12.3	4.7%	11.6	4.8%	11.1	4.7%
Total assets under management	$235.9		$258.8		$240.4		$234.2
At September 30, 2017, reflects the removal of Heitman, which predominantly impacts the U.S. and Asia categories.
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

			AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2014	Q1		$(1.0)	$(3.0)	33.7	$(0.9)
	Q2		3.6	18.4	33.5	5.5
	Q3		3.1	19.1	33.1	5.8
	Q4		3.8	20.0	32.9	6.1
2015	Q1		(0.2)	11.3	34.0	3.3
	Q2		0.8	13.5	34.3	3.9
	Q3		(2.5)	0.7	34.5	0.2
	Q4		(3.2)	(6.6)	34.7	(1.9)
2016	Q1		2.4	7.3	34.7	2.1
	Q2		(2.9)	(3.4)	35.0	(1.0)
	Q3		(2.6)	(7.5)	35.7	(2.1)
	Q4		1.5	14.6	36.1	4.0
2017	Q1		(2.5)	0.8	37.7	0.2
	Q2		(0.3)	13.1	38.1	3.4
	Q3	(1)	0.5	12.2	38.6	3.2
(1) Reflects removal of Heitman; data including Heitman would have been as follows: AUM NCCF $(0.4) billion; Annualized Revenue Impact of NCCF $10.3 million; Weighted Average Fee Rate on Total Average AUM 38.7 bps; Derived Average Weighted NCCF $2.7 billion.

Please see “Definitions and Additional Notes”

Table 18: Reconciliation of Per-share U.S. GAAP Net Income to Economic Net Income

($)		Three Months Ended September 30,		Nine Months Ended September 30,
		2017	2016	2017	2016
U.S. GAAP net income per share		$0.17	$0.28	$0.47	$0.84
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.33	(0.05)	0.63	(0.07)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.18	0.08	0.52	0.08
iii.	Capital transaction costs	—	0.04	—	0.05
iv.	Seed/Co-investment (gains) losses and financing	(0.04)	—	(0.12)	—
v.	Tax benefit of goodwill and acquired intangibles deductions	0.02	0.01	0.06	0.03
vi.	Discontinued operations and restructuring	—	—	0.09	(0.01)
vii.	ENI tax normalization	(0.04)	(0.02)	(0.02)	(0.01)
Tax effect of above adjustments, as applicable		(0.19)	(0.02)	(0.45)	(0.02)
Economic net income per share		$0.43	$0.32	$1.18	$0.89
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP Revenue to ENI Revenue

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
U.S. GAAP revenue	$223.2	$170.8	$638.2	$476.9
Include investment return on equity-accounted Affiliates(1)	5.7	5.0	11.2	11.8
Exclude revenue from consolidated Funds	(0.7)	—	(1.4)	—
Other	—	—	0.4	—
ENI revenue	$228.2	$175.8	$648.4	$488.7
(1) Includes $5.0 million and $9.3 million related to Heitman for the three and nine months ended September 30, 2017, respectively, and $4.1 million and $9.9 million for the three and nine months ended September 30, 2016, respectively.

Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP Operating Expense to ENI Operating Expense

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
U.S. GAAP operating expense	$214.9	$130.6	$593.5	$351.7
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.6)	(8.8)	(52.9)	(8.8)
Non-cash key employee-owned equity and profit interest revaluations	(35.8)	6.4	(71.0)	8.8
Amortization of acquired intangible assets	(1.6)	(0.9)	(4.9)	(1.0)
Capital transaction costs	—	(4.4)	—	(6.1)
Restructuring costs(2)	(0.2)	—	(9.5)	—
Funds’ operating expense	(0.3)	—	(0.8)	—
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(61.5)	(45.7)	(173.8)	(124.1)
Affiliate key employee distributions	(19.9)	(11.3)	(51.3)	(28.8)
ENI operating expense	$78.0	$65.9	$229.3	$191.7
(1) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity and profit interest revaluations” above.

(2) Included in restructuring in the three months ended September 30, 2017 is $0.2 million for CEO transition costs. Included in restructuring for the nine months ended September 30, 2017 is $9.5 million related to CEO transition costs, comprised of $0.5 million of fixed compensation and benefits, $8.8 million of variable compensation and $0.2 million of recruiting costs.

Please see “Definitions and Additional Notes”

Table 21: Components of Seed/Co-investment Gains (Losses) and Financing

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Seed/Co-investment gains (losses)	$6.3	$0.6	$16.6	$1.8
Financing costs:
Seed/Co-investment average balance	119.8	72.0	80.8	69.9
Blended interest rate(1)	5.0%	4.7%	5.3%	2.5%
Financing costs	(1.6)	(0.8)	(3.2)	(1.3)
Net seed/co-investment gains (losses) and financing	$4.7	$(0.2)	$13.4	$0.5

(1) Prior to the July 2016 bond issuances, the blended interest rate was based on the Company’s interest rate on its revolving credit facility. Subsequent to the 2016 bond issuance and the establishment of OMAM’s non-recourse seed capital facility in July 2017, the blended rate is based first on the interest rate paid on the Company’s non-recourse seed capital facility up to the average amount drawn, and thereafter on the weighted average rate of the long-term debt.

Please see “Definitions and Additional Notes”

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Net income attributable to controlling interests	$18.7	$34.0	$53.0	$101.1
Net interest expense	6.3	4.1	17.7	5.1
Income tax expense (including tax expenses related to discontinued operations)	(5.1)	8.4	1.5	35.5
Depreciation and amortization (including intangible assets)	4.8	3.2	13.4	7.8
EBITDA	$24.7	$49.7	$85.6	$149.5
Non-cash key employee-owned equity and profit interest revaluations	35.8	(6.4)	71.0	(8.8)
Amortization of acquisition-related consideration and pre-acquisition employee equity	17.6	8.9	52.9	8.9
EBITDA of discontinued operations	0.1	(0.7)	0.2	(2.9)
(Gain) loss on seed and co-investments	(6.3)	(0.6)	(16.6)	(1.8)
Restructuring costs	0.2	—	9.5	—
Capital transaction costs	—	4.4	—	6.1
Other	(0.1)	0.1	(0.1)	—
Adjusted EBITDA	$72.0	$55.4	$202.5	$151.0
Net interest expense to third parties	(4.6)	(3.5)	(14.4)	(3.9)
Depreciation and amortization	(3.2)	(2.5)	(8.5)	(6.9)
Tax on economic net income	(17.5)	(11.4)	(47.4)	(34.0)
Economic net income	$46.7	$38.0	$132.2	$106.2
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Pre-tax economic net income(1)	$64.2	$49.4	$179.6	$140.2
Intercompany interest expense deductible for U.S. tax purposes	(19.7)	(18.9)	(58.6)	(54.3)
Taxable economic net income	44.5	30.5	121.0	85.9
Taxes at the U.S. federal and state statutory rates(2)	(17.8)	(12.2)	(48.6)	(34.5)
Other reconciling tax adjustments	0.3	0.8	1.2	0.5
Tax on economic net income	(17.5)	(11.4)	(47.4)	(34.0)
Add back intercompany interest expense previously excluded	19.7	18.9	58.6	54.3
Economic net income	$46.7	$38.0	$132.2	$106.2
Economic net income effective tax rate(3)	27.3%	23.1%	26.4%	24.3%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses.
(2) Taxed at U.S. Federal and State statutory rate of 40.2%
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to “OM plc” refer to Old Mutual plc, the Company’s former parent; references to the “Center” refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. OMAM operates its business through eight boutique asset management firms (the “Affiliates”). OMAM’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic net income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees. Please note that the revaluations related to these acquisition-related items are included in (i) above.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI operating earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI operating margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at OMAM because in our profit sharing economic model, scale benefits both the Affiliate employees and OMAM shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and OMAM equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, OMUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee economic percentages, which range from approximately 20% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized revenue impact of net flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals and fund distributions made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions by Landmark, investing in real estate funds and secondary private equity; Heitman, a real estate manager; or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for OMAM (i.e. 38.6 bps in Q3'17). For example, NCCF annualized revenue impact of $12.2 million divided by the average weighted fee rate of OMAM’s AUM of 38.6 bps equals the derived average weighted NCCF of $3.2 billion.

n/m

“Not meaningful.”